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                                                                 Exhibit 99.B.13
                                  [LETTERHEAD]
                               McMorgan & Company
                           One Bush Street, Suite 800
                             San Francisco, CA 94104

July 6, 1994




Securities & Exchange Commission
Division of Investment Management
Judiciary Plaza, 450 Fifth Street, N.W.
Washington, DC  20549

RE:      McM Funds

To whom it may concern:

McMorgan & Company proposes to acquire as a separate series of shares (for a total of 100,000 shares):

         90,000 shares of common stock (the "Shares") for McM Principal Preservation Fund at a purchase price of $1.00 per share

         200 shares of common stock (the "Shares") for McM Equity Investment Fund at a purchase price of $10.00 per share

         200 shares of common stock (the "Shares") for McM Special Equity Fund at a purchase price of $10.00 per share

         200 shares of common stock (the "Shares") for McM Balanced Fund at a purchase price of $10.00 per share

         200 shares of common stock (the "Shares") for McM Fixed Income Fund at a purchase price of $10.00 per share

         200 share of common stock (the "shares") for McM Intermediate Fixed Income Fund at a purchase price of $10.00 per share

McMorgan & Company will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A Registration Statement filed by the Fund under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Act of 1940 to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.


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Securities & Exchange Commission
July 6, 1994
Page Two




In connection with such purchase, we understand that :(i) as the purchaser, McMorgan & Company, intends to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired; and (ii) in the event any of the initial 100,000 Shares are redeemed during the first five years, the Fund may charge against our redemption proceeds a pro rate portion of any unamortized organizational expenses which would be borne by such Shares during the balance of the initial five year period were they not to be redeemed.

We consent to the filing of this Investment Letter as an exhibit to the Form N-1A Registration Statement of the Fund.

Sincerely,

/s/ Terry A. O'Toole

Terry A. O'Toole
McMorgan & Company
One Bush Street, Suite 800
San Francisco, CA  94104